SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                                FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                     Commission File Number 1-4278

                       Capital Cities/ABC, Inc.
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        (Exact name of registrant as specified in its charter)

                          77 West 66th Street
                          New York, NY 10023
                            (212) 456-7777
          (Address, including zip code, and telephone number,
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  including area code, of registrant's principal executive offices)

                Common Stock, par value $.10 per share
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       (Title of each class of Securities covered by this Form)


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        (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d)
                               remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)         [X]            Rule 12h-3(b)(1)(i)       [X]

Rule 12g-4(a)(1)(ii)        [ ]            Rule 12h-3(b)(i)(ii)      [ ]

Rule 12g-4(a)(2)(i)         [ ]            Rule 12h-3(b)(2)(i)       [ ]

Rule 12g-4(a)(2)(ii)        [ ]            Rule 12h-3(b)(2)(ii)      [ ]

                                           Rule 15d-6                [X]


Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Cities/ABC, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 12, 1996                     By:/s/ Alan N. Braverman
                                                ---------------------------
                                                Alan N. Braverman
                                                Vice President and General
                                                Counsel